Exhibit 3.2

CERTIFICATE OF SECOND AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF
NEONODE INC.

Neonode Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The original name of the Corporation was SBE (DELAWARE), INC. The present name of the Corporation is Neonode Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 4, 1997.

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Section 242 of the DGCL, duly adopted and approved resolutions to amend the Restated Certificate of Incorporation of the Corporation.

THIRD: The Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Section A of Article IV and substituting in its place the following:

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Eleven Million (11,000,000) shares, of which Ten Million (10,000,000) shares will be Common Stock, par value $0.001 per share, and One Million (1,000,000) shares will be Preferred Stock, par value $0.001 per share, of which 444,541 shares shall be designated as Series A Preferred Stock and 54,425 shares shall be designated as Series B Preferred Stock.

FOURTH: This Certificate of Second Amendment to the Restated Certificate of Incorporation shall be effective at 5:01 p.m., Eastern Time, on October 1, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Second Amendment to be executed by a duly authorized officer effective this 27th day of September, 2018 and hereby affirms that the facts stated herein are true.

/s/ Lars Lindqvist
Name:	Lars Lindqvist
Title:	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary